Exhibit 10.3
CA, Inc.
Restricted Stock Award Agreement

%%FIRST_NAME%-% %%LAST_NAME%-%	%%EMPLOYEE_IDENTIFIER%-%

Name of Participant	EmplID

Grant Number	%%OPTION_NUMBER%-%
Total Number of Restricted Stock Awards Granted	%%TOTAL_SHARES_GRANTED%-%
Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%
This Agreement confirms the grant under the CA, Inc. 2007 Incentive Plan (the “Plan”), to the above-named participant of the number of Restricted Stock set forth above. This Agreement merely evidences such grant, and does not constitute property of any nature or type or confer any additional rights. This grant is subject in all respects to the applicable terms of the Plan. This Agreement incorporates by reference the terms of the Plan (including without limitation, Section 7.5 of the Plan, such that the participant may be subject to the forfeiture of the unvested portion of this Restricted Stock Award and must return any vested shares already delivered pursuant to this Agreement in certain circumstances described in that Section), and is subject to the provisions thereof. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the HR Service Center at 1-866-514-4772 or opening an issue via the web at http://caportal.ca.com (via Employee Self-Service — ESS). If you are located outside of North America, please contact your local Human Resources Representative.
This Restricted Stock Award will vest with respect to 100% of the underlying shares on the third anniversary of the grant date of the award, provided however, that upon vesting, participant agrees that he/she shall be subject to a retention requirement whereby participant is required to retain 75% (determined on an after-tax basis) of his/her vested award in Company Stock until Termination of Employment. Shares of Restricted Stock that are included in this award may not be transferred by the participant prior to vesting and, in accordance with the preceding sentence, no more than 25% (determined on an after-tax basis) of the vested award shall be transferrable prior to participant’s Termination of Employment. Participant shall also forfeit any unvested portion of a participant’s award upon participant’s Termination of Employment, as defined in the Plan, for any reason other than death or Disability, as defined in the Plan. All shares of Restricted Stock will immediately vest upon the participant’s death or Disability.
Where required pursuant to the terms of the Plan, the Company will satisfy any federal income tax withholding obligations that arise in connection with the vesting of the Restricted Stock (or in connection with an election by the participant under section 83(b) of the Internal Revenue Code, 1986, as amended, with respect to the Restricted Stock, if applicable) by withholding shares of Common Stock that would otherwise be available for delivery upon the vesting of this award having a Fair Market Value, as defined in the Plan, on the date the shares of Restricted Stock first become taxable equal to the minimum statutory withholding obligation or such other withholding obligation as required by applicable law with respect to such taxable shares. In other cases, as a condition to the delivery of Shares or the lapse of restrictions related to this Restricted Stock Award, or in connection with any other event that gives rise to a tax withholding obligation, the Company (i) may deduct or withhold from any payment or distribution to the

Participant (whether or not pursuant to the Plan), (ii) will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (iii) may enter into any other suitable arrangements to withhold, in each case, in an amount sufficient to satisfy such withholding obligation.

By:	/s/ John A. Swainson John A. Swainson
Chief Executive Officer